EXHIBIT 99.1

Appliance Recycling Centers of America, Inc.

7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release                                                       For information contact:

Edward R. (Jack) Cameron (CEO)

(952) 930-9000

Michael E. Thompson, Real Estate Broker

(952) 930-1791

Richard G. Cinquina

Equity Market Partners

(904) 415-1415

Appliance Recycling Centers of America, Inc. to Sell
Corporate Headquarters Facility in Minneapolis for Approximately $6 Million

Minneapolis, MN—March 16, 2006—Appliance Recycling Centers of America, Inc. (Nasdaq:  ARCI) today announced it has entered into a purchase agreement for the sale of its corporate headquarters facility for approximately $6 million.  The pending transaction is expected to close in mid-May, after which time ARCA will lease the facility for a limited period from the buyer until the company moves to a new location.

ARCA said it is evaluating various sites for a new headquarters facility in the Minneapolis area.  The current facility includes an ApplianceSmart factory outlet, which either will be incorporated into the new headquarters building or established as a stand-alone store.

Approximately $3.0 million of the net proceeds from the pending sale will be used to pay off the mortgage on the current headquarters facility.

Edward R. (Jack) Cameron, President and chief executive officer, commented:  “To continue to grow and gain efficiencies in our operations in this market, we have determined that we need to move to facilities that will better accommodate the expansion of our business.”

About ARCA

Through its ApplianceSmart (www.ApplianceSmart.com) operation, ARCA is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool.  These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel.  ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor.  As of March 2006, ApplianceSmart is operating 13 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; two in the Atlanta market; two in San Antonio, Texas; and one in Los Angeles.  ARCA is also the nation’s largest recycler of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to:  the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

 Visit our web sites at www.arcainc.com and www.appliancesmart.com.